Exhibit 10.48

Employee

Incentive

Compensation Plan

INTRODUCTION

Enterprise Bank is committed to recognizing and rewarding employees for their contributions and efforts to achieve exceptional business performance.  Enterprise Bank has developed this incentive compensation plan to acknowledge individual, group and bank wide performance.   This program is the Enterprise Bank Employee Incentive Compensation Plan, also referred to as the “Plan” within this document.

The Plan is designed to motivate and reward Enterprise Bankers for achieving and exceeding specified bank wide, group and individual performance objectives.  The Plan will provide a strong link to the performance evaluation system and the incentive bonus and will differentiate the incentive bonus based on individual performance.  Participants and bankers will be challenged and rewarded to contribute to the continued growth and profitability of the Bank.  The Plan, including the financial objectives of the Plan will be revised each year to determine their appropriateness and may be revised by the Executive Management Team.  The Compensation Committee of the Board of Directors (“Compensation Committee”) will approve the amount and parameters of the bonus pool.

It is the collective expectation of Enterprise Bank’s management, the Compensation Committee and the entire Board of Directors that the Enterprise Bankers will share in Enterprise Bank’s overall success.

This incentive plan description serves as a comprehensive single source of information for eligible participants.  It describes the objectives of the plan, its various elements, and how they function.  If you have any questions that are not addressed by this document, please direct them to the Chief Executive Officer or the SVP Planning & Development.

GENERAL DESCRIPTION

Incentive bonuses are based on individual contributions to performance as measured by selected financial results and ratios and performance evaluations.  The incentive formula provides a level of award that should allow for the motivation of high quality employees.

The purpose of this Plan is to motivate all employees to work together to meet and exceed the established goals of Enterprise Bank through creating growth, increasing revenues, maintaining high quality standards, and controlling expenses.

CONFIDENTIALITY

The provisions of this Plan are confidential in nature.  The amount of your potential bonus award or your target bonus level should not be communicated with others, except as indicated within this Plan or as required by SEC disclosure requirements.  Failure to maintain the confidentiality of this Plan may result in disciplinary action, up to and including termination of employment.

CODE OF ETHICS

The intent of the Plan is to fairly reward individual, group and bank wide achievement.  Any employee who manipulates or attempts to manipulate the Plan for personal gain at the expense of clients, other employees or company objectives will be subject to appropriate disciplinary action, up to and including termination of employment.  Employees should apply the intent of the Bank’s Code of Ethics when determining appropriate behavior.

In the event that the participant engages in the manipulation of the Plan for personal gain, violates a provision of the Code of Ethics, or participates in the unethical misstatement of financial transactions and/or reports, he/she will repay all incentive bonus payouts previously paid and will forfeit any incentive bonus not yet paid.  The Compensation Committee or the full Board of Directors, in its discretion may release the participant from the requirement to make such payment, if the Compensation Committee or the full Board of Directors determines that the participant’s actions did not result in a material adverse impact on the finances and/or reputation of the Company. The Company may deduct from any compensation or other amount payable by the Company to the participant the amount of payment due under this provision.

PLAN DETERMINATIONS

The Chief Executive Officer and/or Executive Management Team maintain the final authority for decisions on the amount of all incentive payouts, as recommended by the department and/or branch manager, and the interpretation of the provisions of this Plan.  Questions relating to the provisions of the Plan by employees will be made in writing first to the department and/or branch manager and subsequently to the Chief Executive Officer.  Each determination in connection with any dispute shall be made in the sole discretion of the Chief Executive Officer and/or Executive Management Team and such determination shall be conclusive on all parties.

INCENTIVE COMPENSATION PLAN GUIDELINES

The following guidelines will apply to administration of this Plan:

•                  Participants must meet Eligibility Criteria set forth in this Plan to be qualified to receive any incentive compensation.

•                  Participants who voluntarily terminate their employment or whose employment is terminated after the performance year, but before the payout, or during the performance year are not eligible to receive the incentive bonus payout.  Participants terminating employment during or after the performance year due to death, disability, or retirement will be eligible to receive awards on a pro rata basis at the discretion of the Chief Executive Officer and/or Executive Management Team.

•                  Plan participants will receive payouts annually by March 15th following year-end of the Plan year, or as allowed within year end salary accrual guidelines established by the Internal Revenue Service.  Management reserves the right to adjust payout dates if administratively necessary.

•                  This Plan is effective January 1, 2007.

•                  This Plan replaces all other prior agreements on incentive bonuses for all employees except as set forth under “Coordination With Other Incentive Compensation Plans”.

•                  Any or all provisions of this Plan are subject to change without notice.  This Plan may be cancelled without prior notice or negotiation.

•                  The Plan does not constitute a contract of employment and nothing contained in the Plan, nor the receipt of any award under this Plan, shall confer upon any participant any right to be continued in the employ of the Bank or interfere or restrict in any way with the right of the Bank to terminate or change the terms of a participant’s employment at any time, which right is specifically reserved by the Bank.  The receipt of an award for any one year does not guarantee and will have no effect on the receipt by an employee of an award for any subsequent year.

•                  All bonuses are contingent upon the achievement of the stated performance goals for the performance period and a determination by the Executive Management Team and Compensation Committee that bonuses shall be distributed to participants in respect of such performance period.

•                  At no time before the actual payment of funds to participants under this Plan shall any participant accrue any vested interest or right in this Plan except as otherwise stated in this Plan.

•                  Changes to this Plan will be effective on the date specified by the Chief Executive Officer and/or the Executive Management Team in a notice formally announcing Plan modifications and/or changes.

•                  Details of this Plan will be communicated to all employees at the inception of the plan and to employees as part of the New Employee Orientation.  The Plan will be reviewed and acknowledged by employees and their supervisors annually.  The review will focus on objectives of the Plan and any changes or revisions that may have occurred.  The purpose of this communication process is to keep employees constantly aware of the link between a high level of performance and enhanced compensation.  Employees will be provided with notification of changes made to the Plan.

•                  The provisions of this Plan are not meant to replace or override the provisions of the Employee Handbook.   When conflict arises between the interpretation of the Plan and the Handbook, the provisions of the Employee Handbook will prevail.

ELIGIBILITY CRITERIA

Participants must meet the following Eligibility Criteria in order to receive any incentive compensation:

•                  Participants must be employed on the date of payout in order to receive any incentive compensation.  If a participant is at least 62 and retires during the year, he/she will be eligible for and incentive bonus payout.

•                  New participants are eligible to participate in the Plan from date of hire.

•                  Any sub-standard or unsatisfactory ratings assigned to a department or area following the completion of a regulatory examination or internal or external audit may result in forfeiture of incentive bonus payouts to the employees within those departments.  Determination of participation under these circumstances will be made by the Chief Executive Officer and/or EVP Administration.

•                  The Plan does not include:

•                  Temporary employees,

•                  Contractors, consultants, or other non-Bank employees,

•                  Employees filling a position on a “pro-tem” basis,

•                  For employees on written probation at any time during the performance period, inclusion in bonus payouts will be determined on an individual basis based on consultation with the Chief Executive Officer and/or the EVP Administration.

ADMINISTRATION

The Plan is administered by the Chief Executive Officer, EVP Administration and SVP Planning & Development. Administrative responsibilities will include:

•                  Coordinating the annual incentive plan review, design, and approval process.

•                  Establishing and approving performance goals.

•                  Arranging for the budgeting and accrual of incentive awards.

•                  Producing and distributing status reports on a periodic basis to Enterprise Bankers.

•                  At payout periods designated in this Plan; prepare, verify, approve and submit to the Human Resources department the appropriate award calculations and payout authorization.

The calculation of the payouts for the Executive Management Team will be approved by the Compensation Committee.

PRO-RATA AWARDS FOR PARTIAL SERVICE PERIODS

Pro rata incentive awards for Enterprise Bankers actively employed, will be paid to the following participants at the time all incentives are paid, if they otherwise meet the “Eligibility Criteria” set forth above:

•                  Incentive bonus payouts for newly hired participants will be based on wages paid during the Plan year, exclusive of incentive, referrals or prior year bonuses paid in the current year.

•                  Incentive awards paid to participants whose title and/or position have changed during the Plan year will be based on the position held on the last day of the Plan year.

•                  Incentive awards will be pro-rated for participants who were transferred between departments that are covered by different group models.  The calculation of the incentive bonus will be based on the number of full months spent in each department during the plan year.  The allocation of a full month will be determined based on the most number of days spent in a department during the month.

•                  Participants who are at least 62 years old and retire during the plan year.

•                  In the event a Participant dies, becomes disabled or retires, he/she may be eligible for an award based on management’s discretionary review of performance results through the last date of the Participant’s active employment in the Plan.  Inclusion in the Plan will be determined by the Chief Executive Officer and the EVP Adminisration.

NON ALIENATION

Participation in the plan and awards paid as a result of participation are personal to the participant and neither the plan nor any right or interest of a participant is subject to voluntary or involuntary alienation, sale, transfer, pledge, assignment or creditor process.

NATURE OF PLAN

The Plan shall be unfunded.  All bonuses to be paid shall be paid by the Bank from its general assets.  The Plan shall not be construed as giving any participant any right or security interest in any asset of the Bank.

CONTROLLING LAW

The Plan and all determinations made and actions taken shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

FORFEITURE OF AWARDS

Any Enterprise Banker who terminates employment for any reason (e.g., voluntary separation or termination due to misconduct) other than those stated under “Pro-Rata Awards For Partial Service Periods”, prior to distribution of awards, will not be eligible for payment of incentives which have not already been paid.

WINDFALLS

Windfalls refer to the financial impact of extraordinary or unusual events that are included in the financial reports of the company and have an impact on the calculation of incentive bonuses either positively or negatively.  These events are outside of the control of the Enterprise Bankers.   When windfalls occur, they may be considered, either included or excluded, in determining the basis for incentive plan payouts.  The Compensation Committee will determine the inclusion or exclusion of such windfalls in the financial position or results of the Company.

ADVANCES AGAINST BONUS PAY

There will be no salary advances against anticipated incentive payments.

COORDINATION WITH OTHER INCENTIVE COMPENSATION PLANS

This Plan is offered in addition to other compensation plans or employment agreements that may be offered by the Bank.  This includes, but is not limited to:  referral programs, individual incentive programs, bank owned life insurance plans, equity incentive awards, supplemental retirement plans and/or employment agreements.

INCENTIVE BONUS CALCULATIONS

Appendix A to this Plan outlines the methodology that will be used for calculating the payments under this Plan.  The worksheet has been customized to fit the group that you are included in.  This section of the Plan will explain each of the groups and key performance categories and provide details relating to the calculation of the incentive bonus.

Groups

The calculation of the incentive bonus will be determined by which group the employee is part of.  Six groups have been established for the breakdown of employees:  Bank wide, Growth, Lending, Investment Advisory Group (IAG), Mortgage Center and Branches.  The group you are assigned is indicated on the front page of the Plan.  Appendix A has been customized for your group.

The payout levels indicated in the attached example are based on your targeted bonus level and provide examples of what payouts will be at various levels of achievement.

Key Performance Categories & Weightings

The calculation of incentive bonuses within each group will be driven by a set of key performance categories (KPC).  These categories are the areas in which the groups should be focusing their efforts during the year.  Appendix B includes a listing of the KPC’s that will be used in each of the groups.

Each KPC has been assigned a weighting to indicate the importance of the KPC in the calculation of the incentive bonus.

Each group contains a Net Income KPC.  The net income KPC is based on the net income of the bank and represents either 100% (Bank wide Group) or 50% of the Group weighting.  In the calculation of the overall payout, in other than the bank wide group, the weighting of the net income KPC will be added to the summation of all other KPC’s, to determine the overall payout percentage.

Bonus Cap

The amount of an individual’s bonus payout can not exceed 150% of the targeted bonus level for that individual, before consideration of the individual performance factor.  Exceptions to this limitation may be approved by the Compensation Committee.

Performance Factor

Each individual participant will be assigned a performance factor to reflect the individual’s contribution to the goals of the Plan.  The performance factor will be based on the results of the annual performance evaluations.  The performance factor can range from 50% to 150% of the incentive bonus calculated.  This factor will be multiplied by the total incentive bonus calculated to determine the amount of the incentive bonus that will be paid.

Each group will be broken into “pools”.  Employees will be assigned to a pool based on department or functional area.  Departments may be grouped together in order to create larger bonus pools.  The total amount of dollars within each bonus pool will remain unchanged following the assignment of individual performance factors.

The performance factor will be initially assigned by your direct manager/supervisor.  A second member of management (generally your supervisor’s supervisor) will review the factor to agree with the reasonableness of the factor used.

Timing of Calculations

On a quarterly basis, participants will be provided with estimates/forecasts of where each of the KPC’s lies and an estimation of what payout would be achieved if the level of achievement was maintained for the remainder of the year.  Quarterly information is based on actual results, but the estimation of the KPC’s may not reflect true performance for the remainder of the year.

Annual Payout

Following the calculation of individual incentive bonuses, information will be provided to the Human Resource Department for payment of bonuses.  Incentive bonus payouts will be based on wages paid during the Plan year, exclusive of incentive, referrals or prior year bonuses paid in the current year.

Participants will be provided with the election to contribute a portion of the bonus to their 401(k) Plan and/or to the Employee Stock Purchase Plan.  Taxes will be withheld according to established IRS regulations for the payment of bonuses.  Additional taxes may be withheld at the instruction of the employee.  Bonuses will be paid following established deposit or payment instructions provided by the employee.

Quarterly results may not be indicative of your actual annual payout.  The performance factor assigned may impact the amount of the final annual payout.

Triggers

In order for payouts to be made under the Plan, the following thresholds must be maintained.

•	Non-Performing Assets	Maximum 4.00%
•	Gross Charge-Offs	Maximum 1.00%
•	CRA Examination Rating	Minimum: Satisfactory
•	Safety & Soundness Rating	Minimum: 3
•	Compliance Exam Rating	Minimum: 3

The Compensation Committee reserves the right to consider the continuation of Plan payouts if one or more of these thresholds are not met.

KEY PERFORMANCE CATEGORIES – DEFINITIONS

The following definitions and sources of information will be used in the calculation of the Key Performance Categories:

Note:  Annual projections based on YTD results may vary from actual results.   Annual estimates will be made only to project the annual payout that may be available.  Final annual calculations will be based on YTD actual results as of, and for the year ending, December 31st.  KPC levels will be determined based on the employees that are included in each of the groups.

[KPC DEFINITIONS NOT INCLUDED HEREIN; SUBMITTED SEPARATELY ON A
CONFIDENTIAL BASIS TO THE SECURITIES AND EXCHANGE COMMISSION]

ACCEPTANCE OF PLAN AND PARTICIPATION

Acknowledgement of the Plan will be done electronically through Vigilent Policy Center.  By acknowledging under Vigilent that you have read and understand the Plan, you will be accepting the Plan as explained on this form.

I,                                                  , the undersigned has received a copy of the:

Please check the appropriate plan:

☐            Bank-wide Group Plan

☐            Growth Group Plan

☐            Lending Group Plan

☐            Investment Advisory Group Plan

☐            Mortgage Center Plan

☐            Branch Plan

and fully understand all of its provisions and agree that the Plan is the sole source for determining the undersigned’s incentive bonus under this Plan.  The Participant understands and agrees that provisions in the plan document may be amended, terminated, superseded or modified at any time by the Company.

Date:
Participant’s Signature

The above indicated plan and all related attachments have been accepted by:

Supervisor/Manager

Senior Management Supervisor

[APPENDICES TO PLAN NOT INCLUDED; SUBMITTED SEPARATELY ON A
CONFIDENTIAL BASIS TO THE SECURITIES AND EXCHANGE COMMISSION]